EXHIBIT 10.15

NEWS RELEASE                                                              WATSCO

Barry S. Logan                                                      Watsco, Inc.
Vice President, Finance                       2665 S. Bayshore Drive - Suite 901
(305) 714-4102                                           Coconut Grove, FL 33133
e-mail: blogan@watsco.com                                         (305) 714-4100
                                                             Fax: (305) 858-4492
                                                                  www.watsco.com

For Immediate Release:

                       WATSCO ANNOUNCES ACTIONS TO IMPROVE
                      EFFICIENCY AND ENHANCE PROFITABILITY

                          -----------------------------

         PROVIDES EXPECTED YEAR 2000 OPERATING AND CASH FLOW PERFORMANCE
                              AND YEAR 2001 OUTLOOK

MIAMI, FLORIDA, January 22, 2001 - Watsco, Inc. (NYSE : WSO) announced today that certain business units of the Company have adopted plans to improve operating efficiency and profitability. These actions will supplement other profit enhancement activities undertaken throughout 2000. Once completed, these initiatives will eliminate underperforming locations, reduce market overlap, dispose of inventory related to discontinued product lines and eliminate nonproductive SKUs. Watsco's operating results for 2000 will include after-tax charges totaling approximately $5.9 million (21 cents per share) related to these restructuring activities and will also include other non-cash charges of $2.5 million (9 cents per share). The Company also announced that it expects earnings per share of 98 to 99 cents for year 2000, excluding such charges. Watsco also announced its outlook for earnings per share in 2001 of $1.15 to $1.17.

Watsco's profitability initiatives are primarily concentrated at three of Watsco's fourteen business units and consist of the following:

     Location Closure and Integration

      During the year 2000, Watsco completed the closure, consolidation and integration of 25 locations in order to improve operating efficiency, reduce overlap in certain markets, eliminate underperforming locations, simplify the operating structure of selected business units, cut operating costs and reduce inventory levels. As a further measure to improve profitability and efficiency, Watsco has planned the additional closure and integration of seven locations during the first half of 2001. The Company's location closure and integration initiatives include efforts to retain valuable customers and key employees of the affected locations.

     Elimination of Unproductive Product Lines & SKUs

      The Company has adopted a plan to exit a variety of product lines that have unacceptable gross margins and sales growth rates. The exit of these product lines and reduction of other unproductive SKUs, which are expected to enhance long-term operating margins and increase return on capital, will occur throughout 2001. Additional products will periodically be added to Watsco's distribution network in order to leverage its infrastructure and broaden product offerings. Long-term retention of new products will be continually evaluated based on the relative strength of gross margins and sales growth rates achieved.

     Restructuring of Manufactured Housing Segment

      Watsco's manufactured housing operations, representing approximately 8% of sales, completed a substantial reduction in its workforce and incurred other restructuring costs in response to a 23% decline in business volume during 2000. Additional profitability initiatives are expected to be completed during 2001. An ultimate recovery of the manufactured housing industry, which is presently undergoing a major downturn from a diminished availability of homeowner and dealer financing, should provide Watsco with substantial upside earnings opportunity. Sales of manufactured housing units have historically represented approximately 25% of the U.S. housing market.

The Company's year 2000 financial results will include after-tax charges of approximately $5.9 million or 21 cents per share ($4.5 million or 17 cents in the fourth quarter) related to the restructuring initiatives outlined above. The Company's results will also include an after-tax fourth quarter charge of approximately $1.1 million (4 cents per share) related to increased accounts receivable valuation reserves in the Company's manufactured housing segment and an after-tax charge of $1.4 million (5 cents per share) to reflect the write-down of an impaired investment in one of the Company's primary competitors.

Albert H. Nahmad, Watsco President and Chief Executive Officer, commented on the Company's activities: "These profit-improvement initiatives are important steps to move our financial performance forward and also have the desired effect of simplifying our business. We are also thinking beyond the traditional yardstick of margins and growth rates as technology and use of the internet provide a catalyst toward reducing inefficient bricks-and-mortar while at the same time retaining critical employees and extending more and greater services to our customers."

Expected Year 2000 Operating Performance

For the year ended December 31, 2000, the Company expects to report record sales of approximately $1.3 billion, including same-store sales growth of 6% in the Company's core HVAC business. The Company's 6% same-store sales performance reflects gains in market share based on data published by the Air Conditioning and Refrigeration Institute, which indicate industry growth of approximately 2% through November 2000.

The Company expects to report operating profit, excluding the impact of the restructuring and other charges outlined above, of approximately $56-57 million. Earnings per share, also excluding charges, is expected to be 98-99 cents per share. The Company is scheduled to announce its year 2000 operating results and hold a conference call for investors and analysts on February 8, 2001.

During the year 2000, eleven of fourteen Watsco business units, representing sales of approximately $1.1 billion or 83% of sales, achieved operating margins of approximately 5.2%, a 40 basis-point increase compared to 1999. As discussed above, the Company's restructuring efforts are concentrated at three underperforming business units with annual sales approximating $220 million, or 17% of annual sales. These business units are expected to return to profitability in 2001, after having posted significant operating losses during 2000.

For the fourth quarter of year 2000, the Company expects to report sales of approximately $289 million, including same-store sales growth of 5% in the Company's primary HVAC business. The Company's sales performance in the quarter was offset in part by a 26% decline in sales to the manufactured housing segment. Earnings per share for the fourth quarter, excluding after-tax charges of $7.0 million (26 cents per share) as described above, is expected to be a 4-5 cent loss as the Company's operating performance was adversely impacted by the decline in the manufactured housing segment and losses incurred by the aforementioned underperforming business units. The fourth quarter also represents a slower seasonal period for the Company as the sale of replacement air conditioning and related parts is concentrated in the more temperate second and third calendar quarters.

Year 2000 Cash Flow

Cash flow from operations will approximate $48 million, far exceeding expected net income and reflecting the Company's on-going working capital management efforts. This strong operating cash flow performance led to an $18 million reduction in long-term borrowings to approximately $141 million and provided funds for the repurchase $18 million (1.7 million shares) of the Company's common stock during 2000. With shareholders' equity exceeding $300 million at December 31, 2000, the Company's debt-to-total capitalization ratio is 32%. To date, the Company's Board of Directors has authorized the repurchase of up to
4.5 million shares of common stock and, since the inception of the program in 1999, the Company has repurchased 3.1 million shares at an aggregate cost of $32 million.

Year 2001 Outlook

The Company expects year 2001 earnings per share in the range of $1.15 to $1.17 per share with overall same-store sales growth of 4-5% based on its current assessment of market conditions in its core residential and commercial air conditioning and refrigeration business, including anticipated market share gains. This growth is expected to be offset in part by a decline in business volume in the manufactured housing segment as the dynamics caused by diminished homeowner and dealer financing are expected to continue in 2001. The Company expects to achieve operating margins of 4.8% to 5.0% based on on-going gross margin enhancement activities, cost reduction and operating efficiency initiatives and increased sales volume. Cash flow from operations in 2001 is expected to approximate net income for the year and will be used for debt reduction, acquisitions and share repurchases.

"The demand for our core HVAC products is driven by consumers and businesses that need to replace air conditioning and heating equipment," commented Mr. Nahmad. "Replacement demand is not expected to be impacted by a slowing economy since air conditioning and heating is generally considered a necessity in the markets served by Watsco. Our continued focus is to grow faster than the industry and to improve our efficiency in order to ultimately move our operating margins to 8%."

Watsco is the nation's largest distributor of air conditioning, heating and refrigeration equipment and related products in the distribution segment of the HVAC/R industry. The Company's strategy is to expand its distribution reach across the United States. The Company currently operates 300 locations serving customers in 30 states with annual revenue exceeding $1.3 billion. Additional information about Watsco may be found on the Internet at http://www.watsco.com.

                                  -------------

This release contains statements which, to the extent they are not historical fact, constitute "forward looking statements" under the securities laws, including statements regarding acquisitions, financing agreements and industry, demographic and other trends affecting the Company. All forward looking statements involve risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to differ materially from those contemplated or projected, forecasted, estimated, budgeted, expressed or implied by or in such forward looking statements. The forward looking statements in this document are intended to be subject to the safe harbor protection provided under the securities laws.

--------------------------------------------------------------------------------

                                      -3-